AMENDMENT TO FUND ADMINISTRATION AGREEMENT
This AMENDMENT (this “Amendment”) is made and entered into, as of this 28th day of September, 2016, by and between Rydex Fund Services, LLC (“RFS”) and each closed-end registered investment company listed on Schedule A hereto (as amended from time to time) (each a “Trust” and collectively, the “Trusts”).
WHEREAS, RFS and each Trust have entered into that certain Fund Administration Agreement, dated as of June 20, 2013 (as the same may have been amended through the date hereof, the “Existing Agreement”), pursuant to which RFS has agreed to provide certain services to the Trusts;
WHEREAS, as of July 27, 2016, Mitsubishi UFJ Trust and Banking Corporation (“MUTB”) has agreed to acquire RFS;
WHEREAS, the parties desire to amend the Existing Agreement to reflect that certain services currently performed by RFS under the Existing Agreement will no longer be provided by RFS following the consummation of the acquisition of RFS by MUTB but will be provided by Guggenheim Funds Investment Advisors, LLC or one of its affiliates pursuant to amendments to existing agreements with the Trusts to be effective immediately following such consummation; and
WHEREAS, the parties desire that this Amendment be effective as of 12:01 a.m., Eastern Time, on the day immediately following the consummation of the acquisition of RFS by MUTB (the “Effective Time”), as and to the extent set forth in this Amendment (the Existing Agreement, as amended by this Amendment and any other amendments following the Effective Time, the “Agreement”);
NOW THEREFORE, in consideration of the premises and the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
1.
Superseding Terms.  Except as specifically set forth in this Amendment, as of the Effective Time, (a) the terms of this Amendment shall supersede any contrary terms of the Existing Agreement and (b) in the event of any inconsistency between this Amendment and the terms of the Existing Agreement, this Amendment shall control, Except as otherwise specifically set forth in this Amendment, the Existing Agreement shall remain in full force and effect in accordance with its terms.

2.	Schedule B. As of the Effective Time, Schedule B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule B.

3.
Other.  If the agreement pursuant to which MUTB has agreed to acquire RFS is terminated for any reason, this Amendment shall be null and void and of no force and effect and RFS shall promptly notify the Trusts of such termination.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date and year first set forth above.
RYDEX FUND SERVICES, LLC
By: /s/ Amy J. Lee
Name: Amy J. Lee
 Title: Secretary
ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND
ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND II
ADVENT/CLAYMORE ENHANCED GROWTH & INCOME FUND
By: /s/ Robert White
Name: Robert White
 Title: CFO

SCHEDULE B
FINANCIAL REPORTING AND ANALSIS

▪	Annual and semi-annual reports to shareholders, including coordination of typesetting, printing and distribution of reports

▪	Annual and semi-annual regulatory filings (Forms N-CSR and N-SAR)

▪	Quarterly portfolio filings (Form N-Q)

▪	Quarterly Board of Trustees reporting

▪	Establish and monitor expense accruals

▪	Facilitate the preparation of statistical reports for outside tracking agencies (i.e. ICI, Lipper Analytics) as appropriate

▪	Calculate required yields, total returns, and portfolio turnover rate

▪	Assist in the preparation of registration statements (Form N-IA) and other filings relating to the registration of shares, and proxy statements (Form N-PX)

▪
Assist in preparing for Board meetings by (i) preparing the relevant sections of the Board materials pertaining to the responsibilities of RFS, (ii) assisting and coordinating special materials related to annual contract approvals and related matters, and (iii) performing such other Board meeting functions as agreed by the parties

▪	Such other services for the Trust that are mutually agreed upon by the parties from time to time
TAX
▪	Monitor Sub Chapter M of the Internal Revenue Code qualification requirements for registered investment company status

▪	Prepare supporting documents and complete drafts of the Trust’s federal and state tax

▪	returns (1120-registered investment company, Section 4982 excise tax, vendor and shareholder Form 1099s)

▪	Calculate minimum distribution requirements for excise tax and registered investment company purposes

▪	Prepare supporting documentation for the tax provision of the annual financial statements, including wash sale review and book to tax differences